Exhibit 99.1

NEWS RELEASE

CONTACTS:

Wayne Whitener

Chief Executive Officer

TGC Industries (972) 881-1099

Jack Lascar, Partner
FOR IMMEDIATE RELEASE	Karen Roan, SVP
DRG&E (713) 529-6600

TGC INDUSTRIES ANNOUNCES THE REDEMPTION OF ITS

SERIES C 8% CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

PLANO, Texas – June 20, 2005 – TGC Industries, Inc. (AMEX: TGE) announced today that the Company’s Board of Directors has approved the redemption by the Company of all of its currently outstanding Series C 8% Convertible Exchangeable Preferred Stock.  This redemption privilege is contained in the Resolution establishing such Preferred Stock.

The Board of Directors noted that with only 5,250 shares of such Preferred Stock currently outstanding, the Company can eliminate unnecessary administrative expenses by redeeming all of such Preferred Stock.

The redemption price will be $5.00 per share plus a premium of 40% per share (i.e., $2.00 per share).  In addition, each share will be entitled to receive the regular $0.20 dividend which will have accrued for the first half of the year.  Thus, the redemption price will be $7.20 per share (plus all accrued and unpaid dividends thereon to the date of payment of the redemption price).

Under the terms of each Preferred Stock certificate, the holder also has the right to convert the Preferred Stock into Common Stock of the Company; provided that such conversion is completed prior to the redemption date.

Since all of the Preferred Stock is held in street name, the Company will provide to Depository Trust Company (“DTC”) written notice of this redemption, and DTC will make such notice available to all beneficial owners of the Preferred Stock.  Each beneficial owner will be asked to contact DTC and advise as to whether such owner is in agreement with the redemption or wishes to exercise the election to convert the Preferred Stock into TGC Common Stock. In the event such owner does not carry out such conversion prior to June 30, such owner’s Preferred Stock will be automatically redeemed in accordance with the terms stated above.

From and after the date the Company pays the redemption price to each such holder (regardless of whether or not the certificates representing Preferred Stock have been turned in), the shares of Preferred Stock represented by each holder’s certificate or certificates will no longer be deemed outstanding, the rights to receive dividends and distributions will cease, and all of the rights of such holder of Preferred Stock in the Company will terminate.

A copy of the Notice of Redemption which explains the redemption procedures can be obtained by each beneficial owner by contacting the Company’s website (www.tgcseismic.com  —  “Notice of Redemption”).

TGC, based in Plano, Texas, is a geophysical service company which primarily provides 3-D seismic services to oil and gas companies. It also maintains a geophysical gravity data bank.

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release regarding the Company’s strategies and plans for growth are forward looking statements. These forward-looking statements are often characterized by the terms “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” and other words and terms of similar meaning and do not reflect historical facts. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations are disclosed in the Company’s Securities and Exchange Commission filings, and include, but are not limited to, the dependence upon energy industry spending for seismic services, the unpredictable nature of forecasting weather, the potential for contract delay or cancellation, the potential for fluctuations in oil and gas prices, and the availability of capital resources. The forward-looking statements contained herein reflect the current views of the Company’s management, and the Company assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

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